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                                  EXHIBIT 99.2

                   Opinion and Consent of James M. Rodolakis.

[MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY LETTERHEAD]

April  , 1999

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, Massachusetts 06154

Dear Sirs/Madame:

RE: Post-Effective Amendment No. 2 to Registration Statement No. 333-22557 filed on Form S-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 2 to Registration Statement No. 333-22557 under the Securities Act of 1933 for Massachusetts Mutual Life Insurance Company's ("MassMutual") Variable Rider to Group Flexible Premium Adjustable Life Insurance Certificate (the "Policies"). Massachusetts Mutual Variable Life Separate Account I issues the Policies.

As Counsel for MassMutual, I provide legal advice to MassMutual in connection with the operation of its variable products. In such role I am familiar with the Post-Effective Amendment for the Policies. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1. MassMutual is a valid and subsisting corporation, organized and operated under the laws of the Commonwealth of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

2. Massachusetts Mutual Variable Life Separate Account I is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.

3. All of the prescribed corporate procedures for the issuance of the Policies have been followed, and all applicable state laws have been complied with.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

Very truly yours,

/s/ James M. Rodolakis
--------------------------
James M. Rodolakis
Counsel


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